Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Cytec Industries Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-80710, 33-83576, 33-85666, 333-62287, 333-11121, 333-45577, 333-107221, 333-122195, 333-151634 and 333-151635) on Form S-8 and in the registration statement (No. 333-127507) on Form S-3 of Cytec Industries Inc. of our reports dated February 26, 2009, with respect to the consolidated balance sheets of Cytec Industries Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Cytec Industries Inc.

Our report on the consolidated financial statements refers to the Company’s adoption of the measurement date provision of Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106, and 132R”, effective December 31, 2008 and the recognition provisions of SFAS No. 158 effective December 31, 2006, the adoption of SFAS No. 157, “Fair Value Measurements,” for financial assets and liabilities, effective January 1, 2008, the adoption of the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109”, effective January 1, 2007, and the adoption of SFAS No. 123R, “Share-Based Payment”, effective January 1, 2006.

/s/ KPMG LLP

Short Hills, New Jersey

February 26, 2009